Exhibit 4.2

OFFICER’S CERTIFICATE

(Under Section 301 of the Indenture of

PPL Energy Supply, LLC)

May 19, 2015

The undersigned Russell R. Clelland, Assistant Treasurer of PPL ENERGY SUPPLY, LLC (the “Company”), in accordance with Section 301 of the Indenture, dated as of October 1, 2001, as heretofore supplemented (the “Indenture,” capitalized terms used herein and not defined herein having the meanings specified in the Indenture), of the Company to The Bank of New York Mellon, as Trustee (the “Trustee”), does hereby establish for the series of Securities established in Supplemental Indenture No. 13, dated as of May 19, 2015 (the “Supplemental Indenture”), the following terms and characteristics (the lettered clauses set forth below corresponding to the lettered clauses of Section 301 of the Indenture):

(a)	the title of the Securities of such series shall be “Senior Notes, 6.500% Series due 2025” (the “Notes”);

(b)	the aggregate principal amount of Notes which may be authenticated and delivered under the Indenture shall be limited to $600,000,000, except as contemplated in Section 301(b) and the last paragraph of Section 301 of the Indenture;

(c)	interest on the Notes shall be payable as provided in the form of Note attached as Exhibit A to the Supplemental Indenture and hereby authorized and approved;

(d)	the date or dates on which the principal of the Notes shall be payable shall be as provided in the form of Note attached as Exhibit A to the Supplemental Indenture and hereby authorized and approved; the Company shall not have the right to extend the Maturity of the Notes, as contemplated by Section 301(d) of the Indenture;

(e)	the Notes shall bear interest as provided in the form of Note attached as Exhibit A to the Supplemental Indenture and hereby authorized and approved, and the Interest Payment Dates and Regular Record Dates shall be such dates as are specified in such form; the Company shall not have the right to extend any interest payment periods for the Notes, as contemplated by Sections 301(e) and 312 of the Indenture;

(f)

the Corporate Trust Office of the Trustee in New York, New York shall be the office or agency of the Company at which the principal of, and any premium and interest on, the Notes shall be payable, at which registration of transfer and exchange of Notes may be effected and at which notices and demands to or upon the Company in respect of the Notes and the Indenture may be served; provided, however, that the Company reserves the right to change, by one or more Officer’s Certificates supplemental to this Officer’s Certificate, any such office or agency; and provided, further, that the Company reserves the right to designate, by one or more Officer’s Certificates supplemental to this Officer’s Certificate, its principal office in Allentown, Pennsylvania, as any such office or agency; the Trustee shall be the Security Registrar and Paying Agent for the Notes; provided, that the Company reserves the right, by one or more Officer’s Certificates supplemental to this Officer’s Certificate, to designate a different Security Registrar or a different or an additional Paying Agent (which in each case, may be the Company or any Affiliate of the Company) and to remove any Security Registrar or Paying Agent;

(g)	the Notes shall be redeemable, in whole or in part, at the option of the Company as and to the extent provided in the form of Note attached as Exhibit A to the Supplemental Indenture and hereby authorized and approved;

(h)	[not applicable];

(i)	the Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof, unless otherwise authorized by the Company;

(j)	[not applicable];

(k)	[not applicable];

(l)	[not applicable];

(m)	[not applicable];

(n)	[not applicable];

(o)	reference is hereby made to the provisions of the Supplemental Indenture for an Event of Default in addition to those specified in Section 801 of the Indenture, and for certain covenants of the Company for the benefit of the Holders of the Notes;

(p)	[not applicable];

(q)	the only obligations or instruments which shall be considered Eligible Obligations in respect of the Notes shall be Government Obligations; and the provisions of Section 701 of the Indenture and Section 2 of Article One of the Supplemental Indenture shall apply to the Notes;

(r)	reference is hereby made to the provisions of Appendix A to the Supplemental Indenture for the form(s) in which the Notes are to be issued, the depository therefor and (i) any limitations on the rights of the Holder or Holders of the Notes to transfer or exchange the same or to obtain the registration of transfer thereof, (ii) any limitations on the rights of the Holder or Holders thereof to obtain certificates therefor in definitive form in lieu of global form and (iii) any other matters incidental to the Notes;

(s)	[not applicable];

(t)

reference is hereby made to the provisions of Appendix A to the Supplemental Indenture for any limitations on the rights of the Holders of the Notes to transfer or exchange such Notes or to obtain the registration or transfer thereof;

no service charge shall be made for any registration of transfer or exchange of Notes; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the exchange or transfer;

(u)	[not applicable]; and

(v)	except as otherwise determined by the proper officers of the Company and communicated to the Trustee in a Company Order or as established in one or more Officers’ Certificates supplemental to this Officer’s Certificate, the Notes shall be substantially in the form of Note attached as Exhibit A to the Supplemental Indenture, which form is hereby authorized and approved, and shall have such further terms as are set forth in such form of Note.

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IN WITNESS WHEREOF, I have hereunto signed my name as of the date first set forth above.

/s/ Russell R. Clelland
Name:	Russell R. Clelland
Title:	Assistant Treasurer